Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Acorda Therapeutics, Inc.:

We consent to the use of our report dated March 31, 2006, with respect to the consolidated balance sheets of Acorda Therapeutics, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ (deficit), and cash flows for the years ended December 31, 2005 and 2004, the six-month period ended December 31, 2003, and year ended June 30, 2003 incorporated herein by reference and the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, NJ
November 20, 2006